Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

JASON W. KINCAID

AND

ZONE MINING LIMITED

DATED AS OF JANUARY 31, 2007

i

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Investment Representation Letter

Schedules

Schedule 3.5	Capitalization; Title to Membership Interests
Schedule 3.6(b)	Liabilities
Schedule 3.7	Absence of Certain Changes or Events
Schedule 3.8	Material Contracts and Other Agreements
Schedule 3.9	Leased Real Property
Schedule 3.10	Compliance with Laws
Schedule 3.11	Licenses
Schedule 3.12	Litigation; Restriction on Business Activities
Schedule 3.13	Taxes
Schedule 3.14	Employee Benefits
Schedule 3.15	Proprietary Rights
Schedule 3.16	Insurance
Schedule 3.17	Accounts Receivable
Schedule 3.18	Environmental and OSHA Matters
Schedule 3.19	Labor Matters
Schedule 3.20	Related-Party Transactions
Schedule 3.21	Brokers’ and Finders’ Fees
Schedule 4.5	Capitalization of Parent
Schedule 4.6	Brokers’ and Finders’ Fees
Schedule 5.2	Exceptions to Negative Covenants of the Member
Schedule 6.2(c)	Consents
Schedule 8.6	Options to be Granted

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of January 31, 2007 (this “Agreement”), is entered into between Jason W. Kincaid, the sole member (the “Member”) of Reliant Partners LLC, a California limited liability company (the “Company”), and Zone Mining Limited, a Nevada corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company is engaged in the business of direct marketing, sales of student loans, student loan consolidation and related services (the “Business”);

WHEREAS, the Member owns all of the outstanding limited liability company interests of the Company (the “Membership Interests”);

WHEREAS, the Purchaser desires to acquire the Membership Interests from the Member, and the Member desires to sell the Membership Interests to the Purchaser.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Defined Terms. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

“AAA” has the meaning given to such term in Section 10.10.

“Accounts Receivables” means all notes, deposits and accounts receivable in favor of the Company (whether billed or unbilled, including unbilled amounts for which the Company has performed services and/or delivered goods but has not yet rendered an invoice or other statement to the customer, whether or not such amounts constitute accounts receivable under GAAP) and all notes, bonds and other evidence of Indebtedness of and rights to receive payments from any Person in favor of the Company, in each case related to the Business.

“Acquired Businesses” has the meaning given to such term in Section 3.8(a)(i).

“Action” means any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in Law or in equity, or before any arbitrator or Governmental Authority.

“Additional A/R Consideration” shall have the meaning set forth in Section 2.4.

“Additional Cash Payment” shall have the meaning set forth in Section 2.4(c).

“Additional Company Information” shall have the meaning set forth in Section 5.11(b).

“Affiliate” means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of any natural Person (or spouse, parent, sibling or descendant of any director or executive officer of such natural Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the preamble.

“Applicable Laws” means all applicable provisions of all (a) constitutions, treaties, statues, Laws (including the common law), rules, regulations, ordinances, codes or Orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) Orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Arbitration Firm” has the meaning given to such term in Section 2.4(b)(i).

“Arbitrator” has the meaning given to such term in Section 10.10.

“A/R Payment Date” has the meaning given to such term in Section 2.4(a)(ii).

“Audited Financial Statements” shall have the meaning set forth in Section 5.11(a).

“Benefit Plan” has the meaning given to such term in Section 3.14(a).

“Books and Records” means the Company’s books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files), including, but not limited to, all correspondence, personnel records, payroll records, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and all other records utilized by the Company and all computer software and data files necessary to access or review or continue to compile or utilize any of the foregoing.

“Business” has the meaning given to such term in the recitals.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, CA are not required to be open.

“Closing” or “Closing Date” has the meaning given to such term in Section 2.2.

“Closing Consideration” has the meaning given to such term in Section 2.3.

“Closing Date A/R” has the meaning set forth in Section 2.4(b)(i).

“Closing Date A/R Notice of Disagreement” has the meaning set forth in Section 2.4(b)(i).

“Closing Date A/R Review Period” has the meaning set forth in Section 2.4(b)(i).

“Closing Date A/R Payment” has the meaning set forth in Section 2.4(a)(ii).

“Closing Date A/R Statement” has the meaning set forth in Section 2.4(b)(i).

“COBRA” shall collectively mean Section 4980B of the Code, Title I, Subtitle B, Part ERISA, and applicable state insurance laws.

“Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

“Company” has the meaning given to such term in the preamble.

“Company Employees” means collectively, any and all current, former and retired employees of the Company.

“Common Stock” has the meaning given to such term in Section 2.3.

“Confidential Information” has the meaning given to such term in Section 8.2(a).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, License, exemption or Order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Contracts” has the meaning given to such term in Section 3.8(a).

“Covenant Period” has the meaning given to such term in Section 8.2(b).

“Employment Agreement” has the meaning given to such term in Section 6.2(h).

“Environmental Liability” means any and all Liabilities, obligations to conduct cleanup, expenses, damages, deficiencies, fines, penalties, sanctions and costs of any kind or nature whatsoever arising out of, relating to or directly or indirectly associated with, the compliance with any Environmental Protection Law.

“Environmental Permit” means any License required by or pursuant to any Environmental Protection Laws.

“Environmental Protection Laws” means all Applicable Laws, statutes, regulations decrees, judgments and Orders now or hereafter in effect relating to the protection of human health or the environment, or occupational health and safety or to regulate, respond to, cleanup or abate, investigate, remove or remediate, any emission, discharge, generation, treatment, storage, disposal, transportation, processing, handling, use, existence, spill, release, or threatened release, of any Hazardous Substances, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”); (b) the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended (“RCRA”); (c) the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; (d) the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (e) the OSHA Laws; and (f) all other Applicable Laws, statutes, regulations, decrees, judgments and Orders (whether foreign or domestic, or federal, state or local) that are intended to protect human health, safety or the environment or classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Closing Date A/R” has the meaning set forth in Section 2.4(b)(ii).

“Financial Statements” has the meaning given to such term in Section 3.6(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied, in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Hazardous Substance” means any chemical, compound, pollutant, contaminant, material or substance now or hereafter regulated under any Environmental Protection Laws, including, without limitation, any “hazardous substance” or “pollutant or contaminant,” as those terms are defined in CERCLA, any “hazardous waste” as such term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, the presence, existence or threat of which may at any time give rise to any Environmental Liability, including, without limitation, (a) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (b) any petroleum products or fractions thereof, (c) asbestos in any form, (d) polychlorinated biphenyls, (e) flammables (f) explosives, (g) urea formaldehyde and (h) radioactive materials and wastes.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by notes, bonds, debentures, mortgages or similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company), (c) all capitalized lease liabilities of such Person; (d) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the ordinary course of business), (e) indebtedness of the type described in the foregoing clauses (a) through (d) guaranteed, directly or indirectly, in any manner by the Company, (f) interest expense accrued but unpaid on or relating to any of the foregoing and (g) any prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Indemnitee” means either a Purchaser Indemnitee or a Member Indemnitee.

“Indemnitor” means any Person required to provide indemnification pursuant to the provisions of Article VII of this Agreement.

“Initial Cash Payment” has the meaning given to such term in Section 2.3.

“Intellectual Property” means all of the intellectual property rights owned or licensed to the Company or in which the Company has any right or interest, including, without limitation, the Company’s (a) common law, state, provincial, federal, international and statutory rights in any trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, confidential information, designs, plans, specifications, formulas, processes, methods, shop rights, know-how, show-how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable; (b) computer software and hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; (c) all domain names and Internet addresses, and content with respect to Internet websites, including such content in its electronic form; and (d) other proprietary information owned, controlled, created, under development or used by or on behalf of the Company in whole or in part in which the Company has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other person.

“Inventory” means the inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and/or other goods held for sale in the ordinary course of business in the custody or possession (actual or constructive) of the Company, including Inventory held at any location controlled by the Company and Inventory previously purchased and in transit to the Company.

“Investment Representation Letter” has the meaning given to such term in Section 6.2(i).

“IRS” means the United States Internal Revenue Service.

“JAMS” has the meaning given to such term in Section 10.10.

“Knowledge of the Company” means (i) the actual knowledge of the Member after reasonable inquiry, (ii) the actual knowledge of the officers and directors of the Company, and (iii) that knowledge of the individuals in (ii) which such individuals should have known as a result of discharging their duties in a reasonable and prudent manner consistent with sound business practices and industry standards.

“Latest Balance Sheet” has the meaning given to such term in Section 3.6(a).

“Latest Balance Sheet Date” has the meaning given to such term in Section 3.6(a).

“Law” means all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, Orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Leased Real Property” has the meaning given to such term in Section 3.9.

“Leases” means all leases, subleases, or other occupancy agreements, licenses, and lease agreements for equipment, machinery, furnishings, vehicles or tools, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which the Company subleases, licenses, occupies or uses any real or personal property.

“Liabilities” means liabilities, obligations or commitments of any nature, whether fixed, absolute, contingent or otherwise and whether liquidated, matured or unmatured, known or unknown and regardless of whether such liability, obligation or commitment is immediately due and payable.

“License” means any license, permit, franchise, authorization, consent, right, privilege, variance, exemption, Order or approval issued or granted by any Governmental Authority.

“Lien” means any lien, pledge, mortgage, claim, covenant, restriction, security interest, charge, title defect, transfer restriction, easement, rights of first refusal, preemptive right or other restriction or encumbrance of any kind.

“List” has the meaning given to such term in Section 10.10.

“Losses” has the meaning given to such term in Section 7.2(a).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on, or any event, fact, circumstance or condition that is reasonably likely to result in a material adverse effect on, the business, operations, assets, financial condition, operating results, liabilities or business prospects of the Company or the Business, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby in all material respects.

“Member” has the meaning given to such term in the preamble.

“Member Trust” has the meaning given to such term in Section 2.3.

“Member Indemnitees” has the meaning given to such term in Section 7.2(b).

“Membership Interests” shall have the meaning set forth in the recitals.

“Order” means any decision, directive, judgment, consent, order, writ, injunction, decree, ruling, subpoena, award or determination of any Governmental Authority.

“OSHA Laws” means the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., each state law corresponding thereto and all Applicable Laws, now or hereafter in effect relating thereto.

“Permitted Liens” means (i) Liens for current Taxes or other governmental charges not yet due and payable or being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other similar Liens if payment is not yet due on the underlying obligation incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith, (iii) Liens arising in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (iv) Liens related to any interest or title of a vendor or lessor in property subject to a capital or operating lease and vendors’ Liens on inventory arising in the ordinary course of business, and (v) with respect to any owed or leased real property, easements, reservations, rights of way, restrictions, covenants and other restrictions of record.

“Person” means any natural person, trust, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust, Governmental Authority or other entity.

“PLP Loan Application A/R” means revenue received by the Company or the Purchaser after the Closing Date in respect of completed student loan applications generated by the Company within the sixty (60) day period prior to the Closing Date considered to be in process with PLP, Inc. as of the Closing Date and for which the Company had not yet received payment, or was not accounted for as an Account Receivable in the Final Closing Date A/R.

“Potential Transaction” has the meaning given to such term in Section 5.10(a).

“Pre-Closing Period” has the meaning given to such term in Section 5.1.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible of the Company.

“Proprietary Rights” has the meaning given to such term in Section 3.15.

“Purchase Price” has the meaning given to such term in Section 2.4.

“Purchaser” has the meaning given to such term in the preamble.

“Purchaser Indemnitees” has the meaning given to such term in Section 7.2(a).

“Real Property” means any real property currently or formerly operated, leased or occupied by the Company (or any predecessor).

“Related Documents” means the Employment Agreement and all other agreements and documents contemplated hereunder or thereunder, and any and all amendments or modifications thereto.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Securities” has the meaning given to such term in Section 8.7(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“SLX Loan Application A/R” means revenue to be received by the Company or the Purchaser after the Closing Date in respect of completed student loan applications generated by the Company considered to be in process as of the Closing Date with Student Loan Xpress, Inc. and for which the Company has not yet received payment, or was not accounted for as an Accounts Receivable in the Final Closing Date A/R.

“SLX Loan Application A/R Payment” has the meaning set forth in Section 2.4(a)(i).

“Stock Consideration” has the meaning given to such term in Section 2.3.

“Survival Date” has the meaning given to such term in Section 7.1(a).

“Tax” or “Taxes” means any United States federal, state or local or non-U.S. income, alternative minimum, add-on minimum, gross receipts, sales, use, transfer, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, occupation, premium, real property, personal property, windfall profit, natural resources, environmental, capital stock, net worth, intangibles, customs, duties, or other tax, governmental fee or other like levy, assessment or charge of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

“Tax Return” means any return, report, information return, registration form or other document (including any related or supporting information) related to the obligations of any Person filed or required to be filed with any Governmental Authority in connection with the determination of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transfer Taxes” has the meaning given to such term in Section 8.4(d).

Section 1.2  Interpretation.

(a)  Words denoting the singular number shall also include the plural and vice versa as the context demands. Words denoting any gender include all genders and words denoting persons shall include firms and corporations and vice versa as the context demands. Unless otherwise indicated herein, any reference in this Agreement to an Article, Section, Exhibit or Schedule shall mean the applicable article, section, exhibit or schedule of or to this Agreement. As used in this Agreement, the terms (i) “include”, “includes” or “including” means “including without limitation”; (ii) “herein”, “hereof” and other similar terms refers to this Agreement taken as a whole and not to a particular Section; (iii) “party” or “parties” means the applicable party or parties to this Agreement (unless otherwise provided) and (iv) “liabilities” or “obligations” means liabilities, obligations or commitments of any nature, whether fixed, absolute, contingent or otherwise and whether liquidated, matured or unmatured, known or unknown and regardless of whether such liability, obligation or commitment is immediately due and payable. The parties and their respective legal counsel have participated jointly in the drafting and negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall not be construed against (and no presumption or burden of proof shall arise favoring or disfavoring) any party.

(b)  When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c)  The table of contents, titles, captions and headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(d)  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CLOSING CONSIDERATION; ADDITIONAL CONSIDERATION

Section 2.1  Purchase and Sale of Membership Interests; Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Member shall transfer and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Member, as of the Closing Date, all of the right, title and interest in and to the Membership Interests which collectively will represent all of the issued and outstanding limited liability company interests of the Company.

Section 2.2  Closing and Delivery of Membership Interests. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the purchase and sale of the Membership Interests (the “Closing”) shall take place on the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VIII at the offices of Bingham McCutchen LLP, 355 South Grand Avenue, 44th Floor, Los Angeles, CA 90071, or (a) on such other date upon which all of the conditions precedent set forth in Article VIII shall have been satisfied or waived or (b) at such other date and place as the Purchaser and the Company may otherwise mutually agree (the “Closing Date”). On the Closing Date, and against payment of the Closing Consideration pursuant to Section 2.3, the Member shall deliver to the Purchaser any instruments reasonably necessary to transfer all right, title and interest in and to the Membership Interests to the Purchaser.

Section 2.3  Consideration for Membership Interests. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Membership Interests to the Purchaser, at the Closing, the Purchaser shall (a) issue certificates representing 1,000,000 shares (the “Stock Consideration”) of the Purchaser’s common stock, $0.00001 par value per share (the “Common Stock”) in the name of “The Jason W. Kincaid Trust, dated June 20, 2005” (the “Member Trust”) and (b) make a cash payment to the Member of $100,000 (the “Initial Cash Payment”, and together with the Stock Consideration, the “Closing Consideration”) . For purposes of this Agreement, the Stock Consideration shall be valued at a price of $1.00 per share of Common Stock. The Member hereby authorizes that the Stock Consideration be payable to the Member Trust rather than to the Member.

Section 2.4  Additional A/R Consideration; Additional Cash Payment. As additional consideration for the Membership Interests, the Member will be eligible to receive from the Purchaser additional payments, in accordance with this Section 2.4, with respect to (a) the SLX Loan Application A/R, the PLP Loan Application A/R and the Closing Date A/R (collectively, the “Additional A/R Consideration”), and (b) the Additional Cash Payment. The amount of the final consideration in respect of the Membership Interests shall be sum of (i) the Closing Consideration, plus (ii) the Additional A/R Consideration payable pursuant to Sections 2.4(a) and 2.4(b), plus the Additional Cash Payment payable pursuant to Section 2.4(c) (such aggregate amount, the “Purchase Price”).

(a)  Additional A/R Consideration. Following the Closing, the Closing Consideration shall be adjusted in respect of Additional A/R Consideration as follows (any payment made pursuant to this Section 2.4(a) shall constitute Additional A/R Consideration):

(i)  SLX Loan Application A/R Payment. Within five (5) calendar days of the Closing Date, upon receipt from Student Loan Xpress, Inc. of an affidavit, certificate or other form reasonably acceptable to the Purchaser as to the amount of SLX Loan Application A/R, the Purchaser shall make a cash payment to the Member in an amount equal to the SLX Loan Application A/R.

(ii)  PLP Loan Application A/R Payment. Within five (5) calendar days of the Closing Date, the Purchaser shall make a cash payment to the Member in an amount equal to the product of (a) the PLP Loan Application A/R and (b) 60%.

(iii)  Closing Date A/R Payment. Within five (5) calendar days of the date of determination of the Final Closing Date A/R as provided in Section 2.4(b) (the “A/R Payment Date”), the Purchaser shall make a cash payment to the Member, by wire transfer of immediately available funds, in an amount equal to the amount of the Final Closing Date A/R (the amount of any such payment, the “Closing Date A/R Payment”).

(b)  Determination of Final Closing Date A/R. Final Closing Date A/R shall be determined as follow:

(i)  Within thirty (30) calendar days after the Closing, the Purchaser shall prepare and deliver to the Member a statement of the actual Accounts Receivables as of the Closing Date (the “Closing Date A/R”), prepared in accordance with GAAP (the “Closing Date A/R Statement”). During such thirty (30) day period, the Member shall provide the Purchaser and its Representatives with reasonable access to all relevant records and work papers necessary to compute and verify the Closing Date A/R in a manner not unreasonably interfering with the business of the Purchaser. The Member shall have a period commencing upon delivery by the Purchaser to the Member of the Closing Date A/R Statement and expiring fifteen (15) days thereafter (the “Closing Date A/R Review Period”) to review the Closing Date A/R Statement. In the event the Member disputes the Closing Date A/R, the Member shall, within the Closing Date A/R Review Period, deliver a written notice to the Purchaser (the “Closing Date A/R Notice of Disagreement”), setting forth in reasonable detail the items contained in the Closing Date A/R Statement that the Member disputes and the basis for such dispute. If the Member fails to deliver a Closing Date A/R Notice of Disagreement in writing to the Purchaser prior to the expiration of the Closing Date A/R Review Period, then the Closing Date A/R set forth in the Closing Date A/R Statement shall be final, conclusive and binding on the Purchaser and the Member. If a Closing Date A/R Notice of Disagreement is delivered to the Purchaser within the Closing Date A/R Review Period, then the Purchaser and the Member shall negotiate in good faith to resolve the disputed items within fifteen (15) days after delivery of the Closing Date A/R Notice of Disagreement to the Purchaser. If the Purchaser and the Member are unable to resolve the dispute within such fifteen (15) day period, then the Purchaser and the Member jointly shall engage a nationally recognized independent public accounting firm as may be mutually agreed upon by the Purchaser, on the one hand, and the Member, on the other hand, in writing (the “Arbitration Firm”), to resolve such disputed items in accordance with the standards set forth in this Section 2.4(b)(i). The Purchaser and the Member shall make available to the Arbitration Firm all work papers and all other information and material in their possession relating to the matters in the Closing Date A/R Notice of Disagreement. The Arbitration Firm shall be instructed to use its commercially reasonable efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Arbitration Firm and in any event no later than thirty (30) days after the engagement of the Arbitration Firm. The scope of the disputes to be resolved by the Arbitration Firm will be limited to whether the items in dispute that were properly included in the Closing Date A/R Notice of Disagreement were prepared in accordance with GAAP and the Arbitration Firm shall determine, on such basis, the amount of the Closing Date A/R. The Arbitration Firm shall not make any other determination. The Arbitration Firm’s decision will be based solely on written submissions by the Member and its Representatives and written submissions by the Purchaser and its Representatives and not by independent review. The Arbitration Firm shall address only those items in dispute and may not assign a value greater than the greatest value for any such item claimed by either the Purchaser, on the one hand, or the Member, on the other hand, or smaller than the smallest value for any such item claimed by either the Purchaser, on the one hand, or the Member, on the other hand. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Purchaser and the Member and judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Arbitration Firm shall be borne by the Member, on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to the Member or the Purchaser bears to the amount actually contested by the Member or the Purchaser.

(ii)  The Closing Date A/R Statement and the Closing Date A/R shall become final and binding on the parties on the earliest to occur of: (A) the Member notifying the Purchaser that it does not object to the Closing Date A/R Statement and the Closing Date A/R, (B) the end of the Closing Date A/R Review Period if no Closing Date A/R Notice of Disagreement has been delivered to the Purchaser prior to the expiration of such period in accordance with Section 2.4(b)(i), (C) the mutual agreement of the Purchaser and the Member as to the Closing Date A/R in accordance with Section 2.4(b)(i) or (D) the determination of the Arbitration Firm as to the Closing Date A/R pursuant to Section 2.4(b)(i) (such determination of the Closing Date A/R, the “Final Closing Date A/R”).

(c)  Additional Cash Payment. On or prior to the six (6) month anniversary of the Closing Date, the Purchaser shall make a cash payment to the Member equal to $400,000 (the “Additional Cash Payment”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBER

The Member hereby represents and warrants to the Purchaser as follows:

Section 3.1  Organization and Good Standing; Qualification. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own and lease the its assets and properties, and carry on the Business as now conducted. The Company is duly qualified or duly licensed to transact business and is in good standing in each jurisdiction in which the nature of the Business makes such qualification necessary.

Section 3.2  Authorization and Enforceability. The Member has the full power, authority and capacity to enter into and perform this Agreement and the Related Documents to which it is or will be a party and to carry out the transactions contemplated hereby and thereby. This Agreement and the Related Documents to which the Member will be a party entered into as of the Closing Date have been duly executed and delivered by the Member, and, constitute the valid and legally binding obligations of the Member enforceable against the Member in accordance with their terms, subject to applicable bankruptcy, insolvency reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 3.3  Non-Contravention; No Consents. The execution, delivery and performance by the Member of this Agreement and the Related Documents, does not, and the consummation by it of the transactions contemplated hereby and thereby (including the effective sale, transfer and delivery of the Membership Interests) will not (i) contravene or conflict with or constitute a violation of any provision of any Order binding upon or applicable to the Member or the Company, (ii) require any action by or in respect of, or filing with, any Governmental Authority, (iii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (A) any organizational document of the Company, including its articles of organization or operating agreement, (B) any Contract or (C) any Law applicable to the Member or the Company or the Company’s properties or assets, (iv) require any notice under any Contract to which the Member or the Company is a party or by which the Member or the Company is bound or to which the Member’s or the Company’s assets or properties are subject (or result in the imposition of any Lien upon any of the Member’s assets, including the Membership Interests).

Section 3.4  Consents. No Consent of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any agreement with the Company (so as not to trigger any conflict), is required by or with respect to the Member or the Company in connection with the execution and delivery of this Agreement and the Related Documents to which the Member or the Company is a party or the consummation of the transactions contemplated hereby and thereby (including the effective sale, transfer and delivery of the Membership Interests).

Section 3.5  Capitalization; Title to Membership Interests. All issued and outstanding Membership Interests of the Company are held of record by the Member, free and clear of any Liens whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no outstanding agreements, contracts or understandings between the Member and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to the Membership Interests. Except as set forth on Schedule 3.5, there are no outstanding options, warrants, rights to subscribe to, or securities or rights convertible into, units or shares or evidencing ownership of the Company’s limited liability company interests or contracts, commitments, understandings, or arrangements by which the Company is bound to issue additional membership interests or certificates evidencing ownership of the Company or otherwise entitling any Person to consideration in respect of the sale of any equity interests of the Company. Except as set forth on Schedule 3.5, there are no voting trusts, proxies or similar voting arrangements with respect to the Membership Interests. Except as set forth on Schedule 3.5, the Company does not, directly or indirectly, own or control any equity interest or other ownership interest in any Person.

Section 3.6  Financial Statements.

(a)  The Member has caused the Company to deliver to the Purchaser financial statements of the Company, including (i) unaudited balance sheets as of December 31, 2005 and December 31, 2004 and related statements of operations and statements of member’s equity and cash flows for the fiscal years then ended, and the related notes thereto and (ii) an unaudited balance sheet (the “Latest Balance Sheet”) as of November 30, 2006 (the “Latest Balance Sheet Date”) and related unaudited statement of operations and statement of member’s equity and cash flows for the eleven-month period then ended (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from and are consistent with the books and records of the Company, which books and records are correct and complete in all material respects, (ii) have been prepared in accordance with GAAP and (iii) fairly present in all material respects the financial position and results of operations of the Company as of the dates and for the periods then ended.

(b)  Except as set forth on Schedule 3.6(b), there are no Liabilities of the Company other than (i) Liabilities which are fully accrued on the face of the Latest Balance Sheet, (ii) Liabilities which have arisen since the Latest Balance Sheet Date under contracts which have arisen in the ordinary course of business (none of which relates to a breach of contract), and (iii) Liabilities which have arisen since the Latest Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, grievance or lawsuit).

Section 3.7  Absence of Certain Changes or Events. Since December 31, 2005 except as set forth on Schedule 3.7, the Member has caused the Company to conduct its Business in the ordinary course consistent with past practice, and the Member has caused the Company not to:

(a)  merge or consolidate with any other Person or acquired any material assets of any other Person (other than the acquisition of inventory in the ordinary course);

(b)  sell or license any Intellectual Property other than in connection with product sales in the ordinary course;

(c)  create or assume any Lien on any material asset other than Permitted Liens;

(d)  other than in the ordinary course of business, incur, assume or guarantee any Indebtedness;

(e)  enter into any Contract involving an amount that would be material to the Company;

(f)  make any loans, advances or capital contributions to, or investments in, any other Person other than loans or advances to employees in the ordinary course of business consistent with past practice;

(g)  amend any existing or enter into any new employment, severance or termination agreement with any director or officer of the Company;

(h)  increase the compensation, bonus or other benefits payable to officers and employees of the Company other than in the ordinary course, consistent with past practice;

(i)  adopt any new Benefit Plan, program or arrangement or amend or modify, any existing Benefit Plan or benefit arrangement in any material respect except to the extent required by Applicable Law;

(j)  change any method of accounting or any accounting principle or practice used by the Company, except for any such change required by reason of a change in GAAP;

(k)  incur or commit to any obligation to make any capital expenditure (or series of capital expenditures) in excess of $10,000 individually or $25,000 in the aggregate;

(l)  commit to do any of the foregoing.

Section 3.8  Material Contracts and Other Agreements.

(a)  Schedule 3.8(a) sets forth, as of the date hereof, whether written or oral, together with all amendments and modifications thereto:

(i)  all contracts, agreements and commitments whether or not fully performed pursuant to which the Company has acquired, sold or transferred all or any portion of the business, assets (other than inventory in the ordinary course of business), properties or equity interests of any Person (including the Company) (whether through purchase, merger, consolidation or otherwise) (the “Acquired Businesses”) which provided for an aggregate purchase price in excess of $25,000;

(ii)  all agreements containing covenants not to compete on the part of the Company or otherwise restricting the ability of the Company in any way to engage in the Business;

(iii)  all notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or Indebtedness (including assumed Indebtedness) entered into by the Company or pursuant to which any Properties are pledged or mortgaged as collateral;

(iv)  any employment or consulting agreement;

(v)  all contracts, agreements, commitments or other arrangements with any Affiliate of the Company or the Member;

(vi)  all contracts, agreements, commitments or other arrangements for the purchase or sale of goods or services by or from the Company, each of which requires a payment or payments by or to the Company, in the aggregate, of more than $50,000 in any given year;

(vii)  all contracts, agreements, commitments or other arrangements relating to payment and/or performance bonds in respect of services provided by the Company;

(viii)  all other contracts, agreements or commitments involving aggregate payments of more $10,000 during the term thereof or with a term of more than one (1) year, including all extensions thereof, at the option of any party other than the Company;

(ix)  all licenses and agreements with respect to Proprietary Rights; and

(x)  all other contracts, agreements and commitments which are material to the Company each of the foregoing described under clauses (i) through (x), including each of the same listed on Schedule 3.8(a), collectively referred to as the “Contracts.”

(b)  Except as set forth on Schedule 3.8(b), with respect to each Contract, (i) such Contract is valid, binding and enforceable against the Company and against each other party thereto, and is in full force and effect and will remain enforceable in such manner and be in full force and effect after the consummation of the transactions contemplated by this Agreement and the Related Documents, (ii) neither the Company nor any other party to such Contract is in material breach thereof or material default thereunder, (iii) there does not exist any event that, with the giving of notice or the lapse of time or both, would constitute a material breach of or a material default by the Company or any other party to such Contract under such Contract, and none of the Company or any Affiliate thereof has received or given notice of any such breach, default or event, (iv) true, complete and correct copies of each Contract have been delivered or made available to the Purchaser or its representatives, (v) the Company has not waived any material rights under any Contract, (vi) the Company is not aware of any material defense to the validity or enforceability of any Contract, (vii) the Company has not received or given notice of any breach or default in connection with any Contract and (viii) the Company has no existing Liability (contingent or otherwise), including with respect to any indemnification or guarantee obligation, with respect to any Acquired Business.

Section 3.9  Real Property. The Company does not own, nor has it ever owned, any real property. Schedule 3.9 contains a complete and correct list of all real property leases, warehouse leases, subleases, licenses and occupancy agreements pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the “Leased Real Property”). The Member has caused the Company to deliver to the Purchaser correct and complete copies of each of the agreements set forth in Schedule 3.9, including all amendments thereto and all nondisturbance agreements in connection therewith. Each lease, sublease, license or other agreement set forth in Schedule 3.9 is legal, valid, binding and in full force and effect and enforceable in accordance with its terms. Except as set forth in Schedule 3.9, the Company is not and no other party thereto is in default, violation or breach in any material respect under any of the same, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect thereunder. The Company has good and valid title to the leasehold estate under each lease, sublease, license or other agreement set forth in Schedule 3.9, free and clear of all Liens. The Company enjoys peaceful and undisturbed possession under the same. All of the improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the purposes of which they are presently being used.

Section 3.10  Compliance with Laws. Except as disclosed on Schedule 3.10, the Company is, and all of its assets and Properties are, in compliance in all material respects with all Applicable Laws and other requirements of all federal and foreign Governmental Authorities having jurisdiction over the Company or its assets and Properties, and the Company has no Liability under, any Laws, including, without limitation, any applicable franchise, building, zoning, Environmental Protection Laws, employment or labor relations Law.

Section 3.11  Licenses. Schedule 3.11 contains a complete and accurate list of all Licenses held by the Company necessary to conduct the Business as it is now being conducted by the Company. Except as set forth on Schedule 3.11, (i) there are no pending or, to the Knowledge of the Company, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective License’s terms), any of the Licenses, (ii) there are no defaults by the Company which but for notice of lapse of time or both would constitute a default under the Licenses, and (iii) each such License is in full force and effect. Except as set forth on Schedule 3.11, the Company solely possesses all such Licenses. The Company is in compliance with the terms and conditions of such Licenses and neither the Company nor the Member has received any notices that the Company is in violation of any of the terms or conditions of such Licenses.

Section 3.12  Litigation; Restriction on Business Activities.

(a)  Except as set forth on Schedule 3.12, there are no Actions, arbitrations, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or, to the Knowledge of the Company, threatened (i) against, relating to, affecting or involving the Member, the Company or the Business before any Governmental Authority in connection with the business and affairs of the Member or the Company, as applicable, or (ii) that challenge or question the legal right of the Company or the Member to conduct the operations of the Business as presently conducted. Neither the Member, the Company nor any of their respective assets or Properties, is subject to any Order, indictment or civil investigative demand, plea agreement or stipulation (whether rendered by a Governmental Authority, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances, or administrative body, United States or foreign) which would, individually or in the aggregate, reasonably be expected to impact the ability of the Member to perform his obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)  To the Knowledge of the Company, there is no agreement (noncompete or otherwise) or Order to which the Member or the Company is a party or that otherwise could be binding upon the Member, the Company or the Business which has or would reasonably have the effect of prohibiting or impairing the Purchaser’s ability to use the Company’s assets or Properties or operate the Business in the manner the Business is currently being operated by the Company. Neither the Company nor the Member has entered into any agreement under which the Business is restricted from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 3.13  Taxes.

(a)  The Company has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company or the Member have been or will be paid prior to the Closing or accrued on the Financial Statements, or on the books of the Company after the date of the most recent Financial Statements through the Closing Date in accordance with the Company’s past practices and GAAP as a Tax liability or payable or as part of the Tax reserve. There are no Liens on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for any Tax, the payment of which is not delinquent and not subject to penalties or which is being contested in good faith.

(b)  There is no dispute or claim concerning any Tax liability of the Company or the Member claimed or raised by any Governmental Authority in writing delivered to the Company or the Member. There is no audit, examination, or similar proceeding pending or, to the Knowledge of the Company, proposed or threatened, with respect to Taxes of the Company. The Member has cause the Company to deliver or make available to the Purchaser correct and complete copies of all federal income Tax Returns and all examination reports, and statements of deficiencies assessed against or agreed to by the Company for all periods beginning after January 1, 2003.

(c)  The Member has not caused the Company to waive any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

(a)  The Company is not a party to any Tax allocation or sharing agreement.

Section 3.14  ERISA.

(a)  Schedule 3.14 contains a list identifying each “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other material employee benefit plan, policy or arrangement currently being maintained, administered or contributed to by the Company for the benefit of any current employee of the Company (each, an “Benefit Plan”), but excluding in any case plans sponsored by any Governmental Authority. Copies of each Benefit Plan have been made available to the Purchaser and, with respect to each such Benefit Plan, copies of any amendments thereto and, if applicable, related trust agreements, the most recent annual reports on Form 5500, and any favorable determination letter issued by the Internal Revenue Service.

(b)  Except as disclosed on Schedule 3.14(b) or except as would not have a Material Adverse Effect, each Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable laws, except in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code.

(c)  Except as disclosed on Schedule 3.14(c), no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Company has not received notice with respect to any Benefit Plan that is a multiemployer plan of (i) any failure by such plan to satisfy the minimum funding requirements of Section 412 of the Code, (ii) any application for or receipt of a waiver of such minimum funding requirements with respect to such plan, or (iii) such plan’s insolvency, entry into reorganization within the meaning of Section 4241 of ERISA, intention to terminate or proposed or threatened termination.

(d)  No Benefit Plan provides, with respect to employees of the Company or any Subsidiary, death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by law or (ii) benefits under an Benefit Plan qualified under Code Section 401(a).

(e)  All contributions with respect to or on behalf of employees of the Company to any Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which have been required in accordance with the terms of such Benefit Plan have been timely made or accrued.

Section 3.15  Proprietary Rights. Schedule 3.15 sets forth each federal, state, local or foreign trademark, servicemark, trade name, copyright and patent registered by the Company or for which registration is pending. Except as set forth in Schedule 3.15, the Company owns exclusively or has the exclusive right to use, free and clear of any Liens, all Intellectual Property and other intangible assets and proprietary rights, including, without limitation all material software applications currently used by the Company in the operation of the Business (collectively, “Proprietary Rights”). The Proprietary Rights are adequate for the conduct of the business of the Company as conducted on the date hereof and as proposed to be conducted. Except as set forth on Schedule 3.15, no Person has a right to receive from the Company a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company. The Proprietary Rights do not and have not infringed any rights of any third party and no infringement, misappropriation or other violation of any intellectual property right of any third party has occurred or resulted in any way from the conduct of the Business. No proceedings have been instituted against or notices received by the Company or the Member alleging that the Company’s use of any Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. To the Knowledge of the Company, none of the Proprietary Rights is or has been infringed, misappropriated or used in an unauthorized manner by any third party. All of the respective Proprietary Rights are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or any Related Document or the consummation of the transactions contemplated hereby and thereby. The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Proprietary Rights not otherwise protected by patents or patent applications. All use, disclosure or appropriation of any Proprietary Rights licensed by the Company to a third party or to the Company by a third party has been pursuant to the terms of a written agreement between the Company and such third party. Schedule 3.15 sets forth each license or other agreement relating to the Proprietary Rights.

Section 3.16  Insurance. The Member has caused the Company to maintain and the Company has maintained for each of the past five (5) years (i) insurance policies with good and reputable insurers and with coverage customary for entities engaged in similar lines of business and (ii) insurance coverage in amounts equal to or in excess of all contractual commitments. Schedule 3.16 contains a complete and accurate list of all policies of insurance currently maintained by, or on behalf of, the Company, setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates thereof. All such policies are in full force and effect as of the date hereof, all premiums due under the policies identified on Schedule 3.16 have been paid and neither the Company nor any such insured has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder. The Member has caused the Company to be in full compliance in all material respects with the terms and conditions of all such policies and bonds under which it is the beneficiary. The Company has not failed to give any notice or to present any material claim under any such policy in a due and timely fashion. There is no claim by the Company or the Member pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or which could reasonably be expected to result in a material increase in the premiums payable for such insurance policies or insurance ratings of the Company generally.

Section 3.17  Accounts Receivables. The Member has caused the Company to deliver a complete and correct list of all Accounts Receivables of the Company as of November 30, 2006, such list setting forth the aging of such Accounts Receivables, a list of which is attached hereto as Schedule 3.17. The Accounts Receivables are properly reflected on the books and records of the Company and represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business of the Company and consistent with past practices. Except as set forth in Schedule 3.17, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivables, or any other account receivable created after November 30, 2006. The Accounts Receivables are valid and collectible at the recorded amounts thereof in the ordinary course of business of the Company, subject to the bad debt reserves contained in the Financial Statements.

Section 3.18  Environmental and OSHA Matters. Except as disclosed on Schedule 3.18:

(a)  Each of the Company, the Real Property and the Business is, and at all times has been, in compliance with all, and has no liability under any, Environmental Protection Laws or OSHA Laws.

(b)  To the Knowledge of the Company (i) no material notice, notification, demand, request for information, citation, summons or order has been received by the Company; (ii) no material complaint has been filed against and received by the Company; (iii) no material penalty has been assessed, and (iv) no material action or review is pending or threatened before or by any Governmental Authority with respect to any matters relating to the Company and arising out of any Environmental Law or Environmental Permit.

(c)  The Member has caused the Company to provide the Purchaser with copies of all documents, reports, site assessments, data, communications or other materials, in the possession of the Company or prepared on behalf of the Company, which contain any material information with respect to potential environmental liabilities associated with the Real Property and relating to compliance with Environmental Laws an Environmental Permits or the environmental condition of the Real Property.

(d)  To the Knowledge of the Company, there are no events, conditions, circumstances, incidents, actions or plans that may interfere with or prevent continued compliance (i) by the Business and/or any Real Property with any Environmental Protection Laws, give rise to any liability relating to the Business and/or any Real Property, or form the basis for any claim, action, suit or other proceeding under any Environmental Protection Laws relating to the Business and/or any Real Property or (ii) by the Business with any OSHA Laws, give rise to any liability relating to the Business, or form the basis for any claim, action, suit or other proceeding under any OSHA Laws relating to the Business.

Section 3.19  Labor Matters.

(a)  The Company is not a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company. No work stoppage, labor strike or slowdown against the Company is pending or, to the Knowledge of the Company, threatened. The Company is not involved in or, to the Knowledge of the Company, threatened with any labor dispute or grievance, which has had or is reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, there is no labor union or other similar organization currently attempting to organize with respect to any employees of the Company.

(b)  Schedule 3.19(b) contains a list of (i) all employment agreements and severance agreements with any officers, directors and employees of the Company and (ii) the names of all of the employees, independent contractors and temporary employees of the Company with annual base salaries in excess of $50,000.

(c)  The Company is, and at all times prior to the Closing has been, in full compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, welfare, health and safety and immigration and naturalization. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, overtime, mean or break period penalty payments or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as set forth in Schedule 3.19(c), no claims are pending against the Company before the Equal Employment Opportunity Commission, Department of Labor, California Department of Fair Employment and Housing or California Division of Labor Standards Enforcement, or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981 or 1983, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unemployment Insurance Code or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d)  Except as specified in Schedule 3.19(d), none of the Company Employees include any Persons who are not United States citizens. All employees and independent contractors providing services to the Company have been properly classified by the Company prior to the Closing, and the Purchaser will not incur any Liability for the improper classification by the Company of such employees, independent contractors or leased employees.

(e)  Except as set forth in Schedule 3.19(e), none of the Company Employees is on long term disability leave, extended absence or receiving benefits pursuant to workers’ compensation legislation or on leave of absence, including any leave of absence by reason of disability or pursuant to the Family and Medical Leave Act of 1993, the California Family Rights Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act or the Uniformed Services Employment and Reemployment Rights Act of 1994. None of the Company Employees or any present or former spouse or child of any of the Company Employees is receiving benefits under any Benefit Plan pursuant to COBRA or is entitled to elect COBRA coverage under any Benefit Plan as a result of an event occurring prior to the Closing Date.

Section 3.20  Related-Party Transactions. Except as set forth on Schedule 3.20, no officer, director or other Affiliate of the Company or the Member has any (a) interest, directly or indirectly, in any lease, Lien, contract, license, loan or other agreement or arrangement to which the Company is a party or that relates in any way to any Property or any aspect of the Business, (b) interest in any Properties, Liabilities or other obligations of the Company or (c) employment relationship or other relationship as a director, manager or similar such position with, or any interest (other than a passive investment in equity securities of any Person if such equity securities are registered under the Securities Act, provided that such equity investment does not exceed five percent (5%) of the outstanding equity securities of such Person), direct or indirect, in any competitor, supplier, vendor or customer of, or other Person having any business dealings or a business relationship with the Company (other than the maintenance of the Members’ passive investment and ownership of minority interests in Mingle, LLC and West East, LLC, provided the Member may not increase the ownership interests in such entities or actively participate in the management of such entities, or any other entities constituting a competing business, in any capacity). Except as set forth in Schedule 4.20, no Member or any Affiliate thereof will own, hold, possess or have any other right or obligation with respect to any Property or other asset on or after the Closing Date that is currently used in the business of the Company.

Section 3.21  Brokers; Certain Expenses. Except as set forth on Schedule 3.21, none of the Company or the Member has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, lawyer or other intermediary in connection with this Agreement or any of the Related Documents.

Section 3.22  Certain Payments. Neither the Company, the Member nor any director, officer, agent, employee or other person acting on behalf of the Company or the Member, has (a) paid or authorized any commission, bonus, “finders fee,” referral fee or other payment or inducement relating to the Contracts, orders or Business of the Company which has not been properly recorded on the Company’s books of account; (b) established or maintained any unrecorded account or funds for such purposes, or (c) received any payment, gift, or other consideration from any supplier, vendor or customer relating to business with the Company.

Section 3.23  Disclosure. To the Knowledge of the Company, no representation or warranty made by the Company or the Member in this Agreement, any Schedule hereto, any Related Document, or any document or certificate furnished or to be furnished by or on behalf of the Company or the Member to the Purchaser or its Affiliates and Representatives in connection with this Agreement and the Related Document or the transactions contemplated hereby or thereby contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no fact that has not been disclosed in this Agreement or the Related Documents which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

Section 4.1  Organization; Good Standing; Authorization and Enforceability. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. The Purchaser has all necessary corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

Section 4.2  Authorization and Enforceability. All action on the part of each of the Purchaser necessary for the authorization, execution and delivery of this Agreement, the Related Documents to which the Purchaser is a party and the transactions contemplated hereby and thereby has been taken. The Purchaser has the full power and authority to enter into and perform this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement and each Related Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser, and constitutes the valid and legally binding obligation of the Purchaser, to the extent it is a party thereto, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity.

Section 4.3  Consents. No Consent of any Governmental Authority or third party, including a party to any agreement with the Purchaser (so as not to trigger any conflict), is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the Related Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereby and thereby (including the effective assignment and assumption to the Purchaser of any of the Purchased Assets).

Section 4.4  No Conflicts.

(a)  The execution and delivery of this Agreement or the Related Documents to which the Purchaser is a party by the Purchaser does not, and, the consummation of the transactions contemplated hereby and thereby (including the effective sale, transfer and delivery of the Membership Interests) will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (i) any provision of the articles of incorporation or bylaws of the Purchaser; (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Purchaser is a party; or (iii) any Law applicable to the Purchaser or its respective properties or assets.

(b)  The execution and delivery of this Agreement and the Related Documents to which the Purchaser is or will be a party by the Purchaser, does not, and the consummation of the transactions contemplated hereby and thereby (including the effective sale, transfer and delivery of the Membership Interests) will not require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of its respective properties or assets is subject (or result in the imposition of any lien upon any of its assets).

Section 4.5  Capitalization of Purchaser. The authorized capital stock of the Purchaser immediately after the consummation of the Closing shall consist of (a) 33,333,334 authorized shares of Common Stock of which 6,468,346 shall be issued and outstanding as provided on Schedule 4.5, and (b) 100,000,000 authorized shares of preferred stock, $0.00001 par value per share, of which none are outstanding. The Common Stock to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, (i) be validly issued, fully paid and non-assessable and (ii) based on the accuracy of the representations and warranties of the Member Trust in the Investment Representation Letter, be issued pursuant to an exemption from registration under the Securities Act. Except as set forth on Schedule 4.5, there are no outstanding options, warrants, rights to subscribe to, or securities or rights convertible into, shares of the Purchaser’s capital stock or evidencing ownership of the Purchaser’s capital stock, commitments, understandings, or arrangements by which the Purchaser is bound to issue additional shares of capital stock or certificates evidencing ownership of the Purchaser or otherwise entitling any Person to consideration in respect of the sale of any equity interests of the Purchaser. The Purchaser has sufficient authorized shares of Common Stock to issue and deliver certificates representing the Common Stock issued as Closing Consideration to the Member pursuant to this Agreement.

Section 4.6  Brokers; Certain Expenses. Except as set forth on Schedule 4.6, the Purchaser is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any of the Related Documents.

Section 4.7  Litigation. There are no Actions, arbitrations, grievances, unfair labor practice or employment discrimination charges or complaints, or investigations pending or, to the knowledge of the Purchaser, threatened (a) against, relating to or affecting the Purchaser before any Governmental Authority, or (b) that challenge the validity or propriety of any of the transactions contemplated by this Agreement or any of the Related Documents.

ARTICLE V

CONDUCT AND ACTIONS PRIOR TO THE CLOSING

Section 5.1  Affirmative Covenants of the Member. From and after the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), except as otherwise consented to in writing by the Purchaser, the Member shall, and shall cause the Company to:

(a)  conduct the operations of the Company according to the ordinary and usual course of business consistent with past custom and practice (including the collection of receivables, the payment of payables and the maintenance of supplies) and use commercially reasonable efforts to preserve intact its business organization, keep available the services of officers and employees, and maintain satisfactory relationships with suppliers, customers and others having business relationships with them;

(b)  maintain the assets of the Company in customary repair, order and condition, replace in accordance with past practice inoperable or worn out assets with modern assets of comparable quality and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company, as applicable, is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if the Purchaser agrees, cause the Company to retain such insurance or condemnation proceeds;

(c)  keep in full force and effect all Licenses relating to or pertaining to its business, other than Licenses which are terminated in the ordinary course of business and consistent with past practices;

(d)  continue in force with good and responsible insurance companies adequate insurance covering risks of such types and such amounts as are (i) customary for well-insured corporations of similar size engaged in similar lines of business and (ii) necessary to comply with all contractual commitments of the Company;

(e)  prepare and file all Tax Returns of the Company when due in a manner consistent with past practices in preparing or filing similar Tax Returns in prior periods and cause such Tax Returns when filed to be true, correct and complete in all material respects, and, on any such Tax Return, not fail to take any position, make any election, or adopt any method that is consistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; and

(f)  pay all Taxes or other debts when due in accordance with past custom and practice.

Section 5.2  Negative Covenants of the Member. During the Pre-Closing Period, except to the extent disclosed on Schedule 5.2 or as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Member shall not, and shall cause the Company not to:

(a)  declare or pay any dividends or distribution in respect of any the Membership Interests or redeem the Membership Interests, if such dividends or distributions would cause (i) the difference between the Company’s current assets and its current liabilities to be less than $0 and (ii) the condition to Closing set forth in Section 6.2(j) to be unsatisfied;

(b)  effectuate any change in the Company’s current equity capitalization, whether by issuance of additional limited liability company interests or similar equity securities, or by sale, pledge or other transfer of the Membership Interests;

(c)  acquire (by merger, consolidation or acquisition of stock or assets) any Person or other business organization or division thereof or any equity interest therein;

(d)  sell, lease, transfer or assign any of the properties or assets of the Company, tangible or intangible, with an aggregate fair market value of greater than $10,000;

(e)  incur any Indebtedness (or become directly or indirectly responsible for the payment of any Indebtedness of any Person), guaranty or other obligations for borrowed money or make any capital expenditures in excess of $10,000;

(f)  make any loans, advances or capital contributions to, or investments in, any Person, other than reimbursement of expenses of employees of the Company in accordance with written policies of the Company;

(g)  delay or fail to make any capital expenditures contemplated by the Company’s budget for capital expenditures;

(h)  amend or modify or take any affirmative action to terminate, any Material Contract other than in the ordinary course of business consistent with past practice and custom;

(i)  enter into any Contract (or series of related Contracts) or amendment of any Contract involving an aggregate amount in excess of $25,000 other than in the ordinary course of business consistent with past custom and practice;

(j)  enter into or amend any employment, severance, termination or other similar agreement, adopt any new or amend any existing employee benefit plan, program, agreement or arrangement (except as may be required by applicable law), hire any employee (except in connection with the hiring of any new employee earning less than $25,000 per year), or make any loans to any of its officers, directors, employees, agents or consultants (other than loans made under a Benefit Plan qualified under Section 401(a) of the Code), other than in the ordinary course of business consistent with past custom and practice;

(k)  increase the compensation or benefits payable to its employees, officers, managers or directors or adopt, amend, modify or terminate any Benefit Plan, except in accordance with existing employment agreements, collective bargaining agreements, or in the ordinary course of business consistent with past practice;

(l)  commence any litigation or binding dispute resolution process or settle or compromise any pending or threatened suit, action, proceeding or claim;

(m)  adopt or propose any amendment to its organizational documents, including its articles of organization or operating agreement;

(n)  other than as contemplated by this Agreement, enter into any transaction or agreement with any officer, employee or Affiliate of the Company (or any director, officer or employees of such Affiliate), other than ordinary course employment arrangements entered into in accordance with past custom or practice;

(o)  change its methods, policies or practices of accounting for purposes of either GAAP or Tax; or

(p)  authorize any of the foregoing or enter into any agreement to do the foregoing.

Section 5.3  Consents and Approvals. During the Pre-Closing Period, the Member shall use its commercially reasonable best efforts, and the Member shall cause the Company to use its commercially reasonable efforts, and the Purchaser shall use its commercially reasonable efforts to: (i) promptly apply for and obtain prior to the Closing all necessary consents, approvals, authorizations and clearances of other Persons and Governmental Authorities required to consummate the transactions contemplated by this Agreement, (ii) provide such information and communications to Governmental Authorities as they shall reasonably request, (iii) assist and cooperate with each other’s efforts to obtain all such consents, approvals, authorizations and clearances and any licenses and permits of Governmental Authorities that each party reasonably deems necessary or appropriate, and to prepare any document or other information required of such party to consummate the transactions contemplated by this Agreement and (iv) obtain all other consents necessary or advisable in connection with the transactions contemplated by this Agreement. All regulatory filings or consent payments and expenses, shall be deemed expenses of the Company and the Member.

Section 5.4  Cooperation. Each party shall, and the Member shall cause the Company to, cooperate with the other parties and use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the other agreements to be entered into as of the Closing in accordance with the terms hereof and thereof. In furtherance of the foregoing, the parties shall, and the Member shall cause the Company to, at any time and from time to time after the Closing, upon the request of the other party, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to effectuate fully the intent and purposes of, and to consummate the transactions contemplated by, this Agreement.

Section 5.5  Notice. Prior to the Closing, the Member will give prompt notice to the Purchaser of the occurrence, or failure to occur, of any event of which the Member has knowledge and which he determines would cause any representation or warranty of the Member contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to and including the Closing Date. Prior to the Closing, the Purchaser shall give prompt notice to the Member of the occurrence, or failure to occur, of any event of which the Purchaser has knowledge and the Purchaser determines would cause any representation or warranty of the Purchaser contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof up to the Closing Date.

Section 5.6  Access to Information. During the Pre-Closing Period, the Member shall, and shall cause the Company to, afford the Purchaser and its Representatives (a) reasonable access to the properties, books, records (including Tax Returns filed and those in preparation) and executive personnel of the Company in order to permit the Purchaser full opportunity to make such investigation of the Company and their respective operations as the Purchaser may reasonably require, (b) full access to the audit work papers and other records of the independent certified public accountants of the Company, (c) access to the suppliers, customers, and consultants of the Company and (d) the opportunity to review such financial and operating data and other information with respect to the business of the Company as the Purchaser may from time to time reasonably request.

Section 5.7  Publicity. Except as required by Law, neither the Member (and the Member shall cause the Company not to) and his respective Affiliates, on the one hand, nor the Purchaser and its respective Affiliates, on the other hand, shall either directly or indirectly make any press release or other public communication after the date hereof with respect to the transactions contemplated hereby except as required by law or as a result of the Purchaser’s status as a public reporting company without the prior written consent of the Purchaser (in the case of the Member and his Affiliates) or the Member (in the case of the Purchaser), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.8  Prohibition on Trading in Common Stock. The Member acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to the Purchaser from purchasing or selling securities of the Purchaser, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of the Purchaser. Accordingly, until such time as any such non-public information has been adequately disseminated to the public (such period being at least one hundred and eighty (180) days from the Closing), the Member shall not purchase or sell any securities of the Purchaser, communicate such information to any other Person, or resell the securities on any United States stock exchange or over-the-counter market.

Section 5.9  Confidentiality. During the Pre-Closing Period and following the Closing, the parties hereto will abide by all terms and conditions relating to their respective confidentiality obligations contained in paragraph 9 of that certain Letter of Intent executed by and among the Company, the Purchaser and the Member as of December 13, 2006.

Section 5.10  Negotiation with Others; Disposition and Voting of Securities.

(a)  Until the later of (i) the expiration of the Pre-Closing Period and (ii) March 13, 2007, the Member shall, and shall cause the Company, and their respective representatives to deal exclusively with the Purchaser regarding the acquisition of or investment in the Company, whether by way of merger, purchase of Membership Interests, purchase of assets or otherwise (a “Potential Transaction”) and, without the prior written consent of the Purchaser, the Member shall not and shall cause the Company not to, directly or indirectly, (i) solicit, encourage, initiate or otherwise facilitate discussions or engage in negotiations with any Person, other than the Purchaser and its Affiliates or a party designated by the Purchaser, relating to a Potential Transaction, (ii) provide any non-public financial or other confidential information or documentation with respect to the Company to any Person, other than the Purchaser and its Affiliates or a party designated by the Purchaser, relating to a Potential Transaction or (iii) enter into an agreement with any Person, other than the Purchaser or any Affiliate thereof, providing for any Potential Transaction.

(b)  The Member shall, and shall cause the Company to: (i) immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to a Potential Transaction, (ii) promptly request each Person (other than the Purchaser and its representatives) that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of a Potential Transaction with the Company to return to the Company all confidential information heretofore furnished to such Person by or on behalf of the Company and (iii) take the necessary steps to promptly inform its representatives of the obligations undertaken in this Section 5.10. If the Member receives an unsolicited inquiry, offer or proposal relating to any of the above, the Member shall. and shall cause the Company to, immediately notify the Purchaser thereof. The Member represents to the Purchaser that he is not bound to negotiate a Potential Transaction with any other Person and that his execution of this Agreement does not violate any agreement to which he is bound or to which any of the assets of the Company are subject.

(c)  During the Pre-Closing Period, the Member shall not and shall cause the Company not to:

(i)  without the prior written consent of the Purchaser, transfer, sell or assign to any Person, or agree in any manner to transfer, sell or assign to any Person, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to, any of the Membership Interests or any other similar securities or limited liability company interests of the Company presently or hereafter owned or controlled by him; and

(ii)  vote the Membership Interests or other similar securities of the Company presently or hereafter owned or controlled by the Member (or any other security which has voting rights) in favor of any merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company, other than the transactions contemplated by this Agreement.

The parties recognize and acknowledge that a breach by the Member of this Section 5.10 will cause irreparable and material loss and damage to the Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. If the Closing does not occur by April 13, 2007, the parties shall no longer be bound by the provision of this Section 5.10.

Section 5.11  Delivery of Requisite Information.

(a)  Audited Financial Information. At the Closing, the Member shall cause the Company to deliver to the Purchaser a balance sheet at December 31, 2005 and income statements and statements of cash flows for the fiscal years ended December 31, 2005 and 2004, audited by an SEC-registered independent accountant, and shall have its balance sheets, income statements and statements of cash flows for each interim period subsequent to December 31, 2005, reviewed by an SEC-registered independent accountant (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of the Company at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein). The Audited Financial Statements shall be prepared from and in accordance with the books and records of the Company. The Member shall cause the Company’s independent accountant to consent to the Purchaser’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by the Purchaser under the United States federal securities laws. The payment of the out of pocket fees and expenses of auditors and other third parties incurred in connection with the preparation of the Audited Financial Statements will be as provided in Section 10.4.

(b)  Additional Company Information. At or prior to the Closing, the Member shall cause the Company to deliver to the Purchaser, written information regarding the Company, its business, properties, liquidity and capital resources, officers, directors, the Member, material pending litigation and any and all such other matters as the Purchaser shall request (collectively, the “Additional Company Information”) and that the Purchaser is required to file with the SEC under applicable United States federal securities laws including, but not limited to, Items 2.01(f) and 5.01(a)(8) of SEC Form 8-K.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1  Conditions to Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the condition that (a) no Order shall have been issued by any Governmental Authority that would restrain or prohibit any of the transactions contemplated by this Agreement or any of the Related Documents or that would impose damages as a result thereof and (b) no Action shall be pending before any Governmental Authority or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if, in the opinion of counsel to any party, there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

Section 6.2  Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Purchaser in writing):

(a)  Accuracy of Representations and Warranties. Each of the representations and warranties made by the Member in this Agreement shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Effect qualification) as of the date made and as of the Closing Date, with the same effect as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), and the Company and the Member shall have delivered to the Purchaser a certificate certifying as to the matters described in this Section 6.2(a), which in the case of the Company shall be signed by the Company’s Chief Executive Officer.

(b)  Performance of Covenants. The Member shall have performed and satisfied, and shall have caused the Company to perform and satisfy, their respective obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied prior to the Closing Date, including, without limitation, the delivery of the Audited Financial Statements and the Additional Company Information as provided in Section 5.11, and the Member shall have delivered to the Purchaser a certificate certifying as to the matters described in this Section 6.2(b).

(c)  Consents. The Member shall have caused the Company to obtain and deliver to the Purchaser all Consents and/or Consents of Governmental Authorities set forth on Schedule 6.2(c).

(d)  Permits. The Purchaser shall have obtained all Permits necessary for the Purchaser to conduct the Business as of the Closing.

(e)  Contracts. The consummation of the transactions contemplated by this Agreement and the Related Documents shall not result in a material breach, default or adverse change of the rights of the parties under any Contract or under any Applicable Law or regulation.

(f)  No Material Adverse Effect. Since December 31, 2005, no Material Adverse Effect shall have occurred, and no event, fact or circumstance shall have occurred or become known that is reasonably likely to result in a Material Adverse Effect.

(g)  Closing Documents. The Member shall have delivered, or caused to be delivered, to the Purchaser at or prior to the Closing the following documents:

                        (i)  the Transfer Documents, with all necessary signatures thereto;

(ii)  a certificate, in form and substance reasonably satisfactory to the Purchaser, duly executed by the Secretary or other authorized officer of the Company, dated the Closing Date, annexing and certifying as true and complete: (A) a copy of the articles of organization of the Company, and (B) the operating agreement of the Company;

(iii)  a good standing certificate (including tax good standing certificates, if available from such state) dated as of a recent date prior to the Closing Date for the Company certified by the Secretary of State and relevant taxing authority of the state of its incorporation and each of the states in which it is qualified to do business as a foreign corporation; and

(iv)  a certification of the non-foreign status of the Company in form and substance reasonably satisfactory to the Purchaser, in accordance with Treasury Regulations § 1.1445-2(b)(2).

(h)  Employment Agreement. The Member and the Company shall execute an employment agreement in substantially the form of Exhibit A attached hereto, providing for a one (1) year term at an annual salary of $200,000, plus standard benefits offered by the Purchaser to its other employees, such agreement to be renewable for additional one-year terms upon the mutual written consent of the Company and the Member (the “Employment Agreement”).

(i)   Investment Representation Letter. The Member Trust shall have executed and delivered an investment representation letter in substantially the form of Exhibit B attached hereto, pursuant to which the Member Trust shall make certain representations and warranties to the Purchaser in respect of the Member Trust’s receipt of the Stock Consideration (the “Investment Representation Letter”).

(j)  Operating Expenses. At the Closing the Company shall have $781,370.41 in cash available in its bank accounts and the Seller shall have delivered evidence reasonably satisfactory to the Purchaser evidencing the availability of such amount to the Company, including a certificate of the Seller to such effect.

Section 6.3  Conditions to Obligations of the Member. The obligations of the Member to effect the Closing as contemplated hereby shall be subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by the Company in writing):

(a)  Accuracy of Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Effect qualification) as of the date made and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), and the Purchaser shall have delivered to the Company a certificate certifying as to the matters described in this Section 6.3(a), signed by the President, Chief Executive Officer or other senior executive officer of the Purchaser.

(b)  Performance of Covenants. The Purchaser shall have performed and satisfied its obligations required or contemplated by this Agreement and the Related Documents to be performed and satisfied prior to the Closing, and the Purchaser shall have delivered to the Company a certificate certifying as to the matters described in this Section 6.3(b), signed by the President, Chief Executive Officer or other senior executive officer of the Purchaser.

(c)  Corporate Proceedings. All corporate and other proceedings of the Purchaser in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, including, without limitation, the approval of the board of directors of the Purchaser, shall have been taken and shall be reasonably satisfactory in form and substance to the Company.

(d)  Closing Consideration. The Closing Consideration shall have been paid as provided in Sections 2.3.

(e)  Good Standing Certificate. The Purchaser shall have delivered to the Company a good standing certificate for the Purchaser certified by the Secretary of State of its state of incorporation dated as a recent date prior to the Closing Date.

ARTICLE VII

INDEMNIFICATION

Section 7.1  Survival Provisions; Assertion of Claims.

(a)  The representations and warranties of the parties contained in this Agreement shall survive the Closing for the period of twenty four (24) months following the Closing Date; provided, however, that (i) (A) the representations and warranties of the Member contained in Sections 3.1-3.5 and 3.21 shall survive the Closing Date without any time limit and (ii) the representations and warranties of the Member set forth in Sections 3.13, 3.14 and 3.18 shall survive the Closing until thirty (30) days following the expiration of the statute of limitations, if any, applicable to the matters set forth therein. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of applicable law. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date”.

(b)  No claim shall be brought under Section 7.2 unless the Indemnitee, at any time prior to the applicable Survival Date, gives the Indemnitor written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known; provided, however, that to the extent any representation or warranty was given fraudulently, claims for Losses arising therefrom may be made at any time. Upon the giving of such written notice as aforesaid the Indemnitee shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 7.2.

Section 7.2  General Indemnification.

(a)  Indemnity by the Member. Subject to Section 7.3 hereof, the Member, shall indemnify, defend and hold harmless the Purchaser and its respective officers, directors, managers, partners, agents, Affiliates and other Representatives (“Purchaser Indemnitees”) from and against, and shall reimburse each Purchaser Indemnitee on demand for, any and all direct or indirect claims, suits, actions, proceedings, liabilities, obligations, judgments, fines, penalties, claims, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel, accountants and other experts whether incurred in connection with any of the foregoing or in connection with any investigative, administrative or adjudicative proceeding, whether or not such Purchaser Indemnitee shall be designated a party thereto), together with any and all reasonable costs and expenses associated with the investigation of the same and/or the enforcement of the provisions hereof and thereof (collectively, “Losses”), which may be incurred by such Purchaser Indemnitee relating to, based upon, resulting from or arising out of:

(i)  any inaccuracy in or breach of any representation or warranty made by the Member in this Agreement or any Related Document (or by the Member Trust in the Investment Representation Letter) or any certificate delivered in connection with the transactions contemplated hereby or thereby at or before the Closing;

(ii)  the failure of the Member to perform or observe, or cause the Company to perform or observe, any covenant, agreement, obligation or condition to be performed or observed by the Member or the Company pursuant to this Agreement or in any Related Document;

(iii)  the assertion of any Losses against any Purchaser Indemnitee arising from or in connection with any assertion by any current or former member, warrantholder, optionholder or other securityholder of the Company or the heirs, representatives or estate thereof, with respect to (A) any actions or transactions of or involving the Company prior to or at the Closing Date and (B) the sale of the Membership Interests, or purported sale of all of the outstanding limited liability company membership interests or other equity interests of the Company, to the Purchaser as provided in this Agreement; or

(iv)  any sales, use or similar transfer Taxes imposed upon the Company or any of its Affiliates in respect of the sale, transfer, use or delivery of any personal property or other product or the performance of any service by, or on behalf of, the Company for any periods prior to and including the Closing Date, together with any and all penalties and fines relating thereto and interest that may accrue with respect to any such Taxes, penalties or fines.

(b)  Indemnity by the Purchaser. The Purchaser agrees to indemnify and hold harmless the Member and his agents and representatives (the “Member Indemnitees”) from and against any Losses that the Member Indemnitee shall incur or suffer, arising out of or resulting from:

(i)  any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or any Related Document or any certificate delivered in connection with the transactions contemplated hereby or thereby at or before the Closing;

(ii)  the failure of the Purchaser to perform or observe any covenant, agreement, obligation or condition to be performed or observed by the Purchaser pursuant to this Agreement or in any Related Document; or

(iii)  any sales, use or similar transfer Taxes imposed upon the Company or any of its Affiliates in respect of the sale, transfer, use or delivery of any personal property or other product or the performance of any service by, or on behalf of, the Company for any periods following the Closing Date, together with any and all penalties and fines relating thereto and interest that may accrue with respect to any such Taxes, penalties or fines.

Section 7.3  Limitations on Indemnification.

(a)  The sum of all Losses pursuant to which indemnification is payable by the Member pursuant to Section 7.2(a)(i) shall not exceed $2,000,000; provided, however, that in no event shall the limitations set forth in this Section 7.3(a) apply to the rights of the Purchaser Indemnitees to be indemnified (i) pursuant to Section 7.2(a)(i) with respect to the representations and warranties set forth in Sections 3.1-3.5, 3.13, 3.14, 3.18 and 3.21, (ii) pursuant to Section 7.2(a)(ii)-(iv) and (iii) for fraudulent or willful breaches.

(b)  The Purchaser Indemnitees shall not have the right to be indemnified pursuant to Section 7.2(a)(i) for breaches of representations and warranties unless and until the Purchaser Indemnitees shall have incurred on a cumulative basis since the Closing aggregate Losses in an amount exceeding $25,000, in which event the right to be indemnified shall be for all Losses suffered; provided, however, that in no event shall the limitations set forth in this Section 7.3(b) apply to the rights of the Purchaser Indemnitees to be indemnified (i) pursuant to Section 7.2(a)(i) with respect to the representations and warranties set forth in Sections 3.1-3.5, 3.13, 3.14, 3.18 and 3.21, (ii) pursuant to Section 8.2(a)(ii)-(iv) and (iii) for fraudulent or willful breaches; provided, further, however, that any materiality or Material Adverse Effect qualifications contained in the representations and warranties in Articles III and IV shall not be taken into account in determining the magnitude of the Losses caused by a breach of a representation and warranty for purposes of calculating this amount.

Section 7.4  Defense of Indemnitee Against Claims by Third Parties.

(a)  If any Indemnitee shall receive notice of any third party Action giving rise to indemnity under this Agreement, the Indemnitee shall give the Indemnitor prompt written notice of the same; provided, however, that failure to provide such written notice shall not release the Indemnitor from any of its obligations under this Article VII, except to the extent (and only to the extent) the Indemnitor is materially prejudiced by such failure. The notice to the Indemnitor shall specify, if known, the amount or an estimate of the asserted Liability arising therefrom.

(b)  The Indemnitor may, but shall not be obligated to, upon prompt written notice furnished to the Indemnitee, assume the defense of any such Action with counsel reasonably satisfactory to the Indemnitee, if the Indemnitor acknowledges to the Indemnitee in writing its obligations to indemnify the Indemnitee with respect to all elements of such claim. If the Indemnitor furnishes such written acknowledgment, the Indemnitor will be entitled to assume and control the defense of such Action. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of the Indemnitee’s counsel shall be at the sole expense of the Indemnitee unless: (i) the Indemnitor shall have authorized in writing employment of such counsel at the expense of the Indemnitor; (ii) the Indemnitor shall not have employed counsel reasonably satisfactory to the Indemnitee to defend such Action within 30 days after the Indemnitor received notice pursuant to Section 7.4(a); (iii) the Indemnitee shall have reasonably concluded, based upon advice of counsel, that there are defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such Action on behalf of the Indemnitee with respect to such different defenses); or (iv) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding, in any of which events the fees and expenses of one additional counsel shall be borne by the Indemnitor. The Indemnitor shall not settle or compromise any Action or consent to the entry of a judgment that: (a) does not provide for the claimant to give an unconditional release to the Indemnitee in respect of the asserted Liability; (b) involves relief other than monetary Losses; (c) places restrictions or conditions on the operation of the business of the Indemnitee or any of its Affiliates; or (d) involves any finding or admission of Liability or of any violation of Law. The Indemnitor shall not be liable for any settlement of any Action effected without its written consent; provided that such consent is not unreasonably withheld. After payment of any asserted Liability by the Indemnitor, the Indemnitee, if requested by the Indemnitor, shall assign to the Indemnitor all rights the Indemnitee may have against any applicable account debtor or other responsible Person in respect of the asserted Liability. If the Indemnitor chooses to defend any asserted Liability, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action by a third party may adversely affect it or its Affiliates other than solely as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action, and the Indemnitor will indemnify the Indemnitee for the costs associated therewith. The Indemnitor will not be bound by any settlement of such an Action effected without its consent (which will not be unreasonably withheld).

Section 7.5  Right of Set-Off. Upon final resolution of an indemnification claim made by a Purchaser Indemnitee pursuant to this Article VII, the Purchaser shall have the right to setoff any such amounts against any amount that may be owed to the Member with respect to the Additional A/R Consideration or the Additional Cash Payment.

Section 7.6  Adjustments to Purchase Price. Any payments made pursuant to this Article VII shall be consistently treated as adjustments to Purchase Price for all Tax purposes by the parties.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.1  Post Closing Covenants.

(a)  Cooperation. Each party shall cooperate with the other parties and use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof and thereof.

(b)  Publicity. At any time on or after the Closing Date, no party hereto (nor any of its Affiliates) shall, directly or indirectly, make any press release or other public announcement with respect to the transactions contemplated hereby or under the Related Documents without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided that each may make such disclosures as are necessary to comply with Applicable Laws after making good faith efforts under the circumstances to consult in advance with the other.

Section 8.2  Confidentiality and Noncompetition.

(a)  The Member acknowledges that in its capacity as the sole member of the Company, the Member has occupied positions of trust and confidence with respect to the Company. The Member agrees that he shall not disclose to others or use, and shall prevent his currently existing and future Affiliates from disclosing to others or using, directly or indirectly, any Confidential Information regarding the Company or the Purchaser, the Business, the prospective business of the Company, except as required in the course of the Member’s employment with the Purchaser, following the Closing Date. “Confidential Information” shall mean all Intellectual Property Rights or proprietary information of, about or created by the Company or the Business, including without limitation, (i) information of, about or created by the clients, customers, suppliers and vendors of the Company or the Business, (ii) information relating to the prospective business of the Business or the Purchaser and (iii) any proprietary knowledge, trade secrets, data, formulae, specifications, pricing, information, plans (present and future), strategies, marketing concepts and information, testing information and client and customer lists and all papers and other records (including computer records) of the documents and other material containing such Confidential Information. The Member represents and warrants to the Purchaser that as of the Closing Date he has surrendered to the Purchaser, as applicable, all documents, work papers, lists, memoranda, records, computer data and other data (including all copies) in its, his or her possession constituting or pertaining in any way to the Confidential Information. The Member acknowledges and agrees that such Confidential Information is specialized, unique in nature and of great value to the Purchaser and the Business and that such information gives the Purchaser and the Business a competitive advantage.

(b)  As an inducement to the Purchaser to enter into the Agreement and to provide the Member the consideration described herein, the Member hereby covenants and agrees with the Company and the Purchaser that, during a period of three (3) years commencing on the Closing Date (the “Covenant Period”), it or he shall not, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, or furnish any capital or loans to or be connected in any manner with, any Person or business that competes in any manner whatsoever with the Business as presently conducted or as proposed to be conducted. Notwithstanding the foregoing, nothing herein shall prohibit or otherwise restrict the Member from (i) holding a passive investment in the equity securities of any Person if such equity securities are registered under the Securities Act, provided that such equity investment does not exceed five percent (5%) of the outstanding equity securities of such Person, or (ii) maintaining his passive investment and minority ownership interests in Mingle, LLC and West East, LLC, provided, however, the Member shall not increase his ownership interests in such entities or actively participate in the management of such entities (and any other entities constituting a competing business) in any capacity.

(c)  During the Covenant Period, the Member agrees that it, he or she shall not, directly or indirectly, (i) solicit any present or former customers, clients or other Persons from whom the Company derived any revenue in the course of conducting the Business prior to the Closing Date for the purpose of competing with the Business using any Confidential Information or (ii) solicit any present or future customers, clients or other Persons from whom the Company derives any revenue, with respect to the Business as conducted by the Company on or after the Closing Date for the purpose of competing with the Business using any Confidential Information or (iii) persuade or attempt to persuade any present or future customer, client, vendor, service provider, supplier, contractor or any other Person having business dealings with the Company to cease doing business or otherwise transacting with the Company or to reduce the amount of business or such other transactions it conducts or will conduct with the Company or (iv) otherwise disrupt, damage, impair or interfere in any manner with the Business.

(d)  During the Covenant Period, the Member agrees that he shall not solicit or induce, directly or indirectly, any employee or independent contractor of the Company in North America to terminate his or her relationship with the Company or, directly or indirectly, offer employment to or compensate or cause or permit any other Person to compensate any such employee or independent contractor or any Person who was an employee or independent contractor of the Company in North America within the ninety (90) day period prior to such offer of employment or compensation; provided, however, that general advertisements which are not specifically targeted at any of the foregoing will not constitute a violation of this Section 8.2(d).

(e)  The Member acknowledges and recognizes that the businesses and markets of the Company are conducted throughout the world, that the Purchaser is investing substantial sums of money to acquire the Membership Interests, and to maintain and develop the Business, that the Purchaser would not be doing so but for the covenants contained in this Agreement, and that such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and the Business, and the prospective business of the Company and are reasonable in all respects. Consequently, the Member acknowledges and agrees that the geographic scope of the covenant not to compete shall extend to each state and foreign jurisdiction in which the Company has offered or attempted to offer any services in connection with the Business. The Member hereby further acknowledge that the geographic scope and duration of this covenant not to compete is reasonable.

(f)  If any court determines that any of the covenants or other provisions contained in this Section 8.2, or any part thereof, is invalid or unenforceable, the remainder of such covenants and this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of the covenants contained in this Section 8.2, or any part thereof, are unenforceable because of the duration of such provision or the product or area covered thereby or for any other reason, such court shall have the power and the parties intend and desire that such court, and in connection with the purchase and acquisition of the Membership Interests, the Purchaser is relying on such court to, exercise such power to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(g)  Each party intends to and does hereby confer jurisdiction to enforce the covenants and other provisions contained in this Section 8.2, upon the courts of any jurisdiction within the geographic scope of such covenants or other provisions. If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each party that such determination not bar or in any way affect the rights of the Purchaser to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.

(h)  The Member hereby agrees that a violation or attempted or threatened violation of the covenants or other provisions contained in this Section 8.2, or any part thereof, by the Member will cause irreparable injury to the Company and the Purchaser, the Business and the prospective business of the Company for which money damages would be inadequate, and that the Company and the Purchaser shall be entitled, in addition to any other rights or remedies they may have, whether in law or in equity, to obtain an injunction enjoining and restraining the Member, from violating or attempting or threatening to violate any provision of this Agreement, including the covenants contained in this Section 8.2. The duration of the covenants and other provisions contained in this Section 8.2, shall be extended by a period equal to the duration of any breach or violation thereof.

Section 8.3  Books and Records of the Company. Following the Closing, the Purchaser agrees to permit the Member and its Representatives during regular business hours upon reasonable prior notice to inspect and make copies of the books and records of the Purchaser and the Company relating to the business of the Company before the Closing Date in order for the Member and such Representatives to obtain information relevant to the transactions contemplated by this Agreement, to the Company’s Tax Returns, third party claims or litigation involving the Company, or as otherwise reasonably required by the Member.

Section 8.4  Tax Matters.

(a)  Payment of Tax. The Member shall be liable for and shall pay or cause to be paid any and all Taxes with respect to the Company for periods prior to and on the Closing Date.

(b)  Preparation of Tax Returns; Payment of Taxes.

(i)  The Member shall cause the Company to prepare or cause to be prepared and file or cause to be filed all federal, state and local Tax Returns of the Company required to be filed with respect to the operation of the Business or ownership of the Membership Interests prior to the Closing Date. The Member shall caused to be paid the amount of any Taxes shown due thereon to the appropriate Governmental Authorities and, with respect to tax periods ending on or before the Closing, the Member shall provide the Purchaser with copies of such Tax Returns.

(ii)  The Member shall be responsible for all contests with any Governmental Authority that affect only (i) Taxes of the Company for any period prior to the Closing Date or (ii) the Member. The Member shall cause the Company to file any amended Tax Returns for the Company, with respect to the operation of the Business or ownership of the Membership Interests prior to the Closing Date, which are required as a result of examination adjustments made by any applicable Governmental Authority.

(c)  Assistance and Cooperation. After the Closing Date, the Member and the Purchaser shall:

(i)  assist (and cause its respective Affiliates to assist), to the extent reasonably necessary, the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)  cooperate fully in preparing for any audits by, or disputes, contests or proceedings with, taxing authorities which relate to the Company, the Business or the Purchaser;

(iii)  make available to the other parties hereto and to any Governmental Authority as reasonably requested all information, records and documents relating to Liabilities for Taxes of such other party or parties;

(iv)  preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law;

(v)  provide timely notice to the other parties in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Member, the Company or the Business for any period beginning prior to the Closing Date;

(vi)  furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request relating to the Member, the Company or the Business with respect to any period beginning prior to the Closing Date;

(vii)  keep confidential any information obtained pursuant to this Section 8.4, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

(viii)  furnish the other party with adequate information, to the extent reasonably available, which would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which that party may be entitled.

(d)  Transfer Taxes. The Purchaser, on the one hand, and the Member, on the other hand, shall each be liable for and shall pay half of all sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes which may be imposed in connection with the sale of the Membership Interests pursuant to Section 2.1, together with any interest, additions or penalties with respect thereto (“Transfer Taxes”). Each party hereto hereby agrees to file all necessary documentation in connection with the payment and reporting of Transfer Taxes.

Section 8.5  Restrictions on Transferability; Restrictive Legends.

(a)  Restriction on Transfer. The Member shall not transfer the Common Stock constituting the Closing Consideration except in compliance with the conditions specified in this Section 8.5.

(b)  Restricted Securities. Shares of the Common Stock are “Restricted Securities” within the meaning of the Securities Act and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 8.5, which are intended to ensure compliance with the provisions of the Securities Act. The Member will cause any proposed purchaser, assignee, transferee, or pledgee of the Common Stock held by the Member to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 8.5.

(c)  Restrictive Legends. Each certificate representing (i) the Common Stock constituting the Closing Consideration and (iii) any other securities issued in respect of such Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Rule 144 promulgated under the Securities Act) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, AT THE OPTION OF THE CORPORATION, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS.”

(d)  Notice of Transfer. The Member, as a holder of Restricted Securities, by his acceptance or purchase thereof, agrees, prior to any transfer of any such Restricted Securities (except pursuant to an effective registration statement), to give written notice to the Purchaser of its intention to effect such transfer and agrees to comply in all other respects with the provisions of this Section 8.5. Each such notice shall describe the manner and circumstances of the proposed transfer and, unless waived by the Purchaser, shall be accompanied by the written opinion of the Member’s counsel (which counsel shall be reasonably satisfactory to the Purchaser), addressed to the Purchaser, stating that in the opinion of such counsel (which opinion shall be reasonably satisfactory to the Purchaser) such proposed transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities laws of any state of the United States. Subject to complying with the other applicable provisions hereof, the Member shall be entitled to consummate such transfer in accordance with the terms of the notice delivered by it to the Purchaser if the Purchaser does not object (on the basis that such transfer violates the provisions of this Section 8.5) to such transfer within five days after the delivery of such notice. Each certificate or other instrument evidencing the Common Stock issued upon the transfer of any Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in Section 8.5(c)) unless (i) in such opinion of such counsel registration of future transfer is not required by the applicable provisions of the Securities Act or the securities laws of any state of the United States or (ii) the Purchaser shall have waived the requirement of such legend.

(e)  Removal of Legends, Etc. Notwithstanding the foregoing provisions of this Section 8.5, the restrictions imposed by Section 8.5(a), (b), (c) and (d) upon the transferability of any Restricted Securities shall cease and terminate when (i) such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in a registration statement or are sold or otherwise disposed of in a transaction contemplated by Section 8.5(d) which does not require that the Restricted Securities transferred bear the legend set forth in Section 8.5(c), or (ii) the holder of such Restricted Securities has met the requirement of transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144 of the Securities Act. Whenever the restrictions imposed by Section 8.5(a), (b), (c) and (d) shall terminate, as herein provided, the holder of any Restricted Securities shall be entitled to receive from the Purchaser, without expense, a new certificate not bearing the restrictive legend set forth in Section 8.5(c) and not containing any other reference to the restrictions imposed by Section 8.5(a), (b), (c) and (d).

Section 8.6  Grant of Options. Within thirty (30) days following the Closing, the Purchaser shall grant options to purchase shares of Common Stock to certain key employees of the Company, as set forth on Schedule 8.6 hereto pursuant to the Purchaser’s equity incentive plan that provides for the granting of options to purchase its Common Stock, in the amount not to exceed options to purchase 250,000 shares of Common Stock, with an exercise price of $1.00 per share of Common Stock subject to the options.

ARTICLE IX

TERMINATION

Section 9.1  Termination. This Agreement may be terminated at any time prior to the Closing, as follows, by:

(a)  the mutual written agreement of the Purchaser and the Member;

(b)  the Purchaser if (i) at any time there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the Member in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten (10) days after written notice of such breach is given to the Company; or (ii) any of the conditions set forth in Sections 6.1 and 6.2 shall not have been met in all material respects by April 13, 2007; provided, however, that the Purchaser may not terminate this Agreement pursuant to this clause (b)(ii) if the failure of the applicable condition in Sections 6.1 and 6.2 to be satisfied results from the breach of any covenant in this Agreement by the Purchaser;

(c)  the Member if (i) there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the Purchaser in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchaser; or (ii) any of the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been met in all material respects by April 13, 2007; provided, however, that the Member may not terminate this Agreement pursuant to this clause (c)(ii) if the failure of the applicable condition in Sections 6.1 and 6.3 to be satisfied results from the breach of any covenant in this Agreement by the Company or the Member; or

(d)  either the Purchaser or the Member if there shall be in effect a final, non-appealable injunction, judgment, order, decree, ruling or charge which prevents consummation of the transactions contemplated by this Agreement.

Any termination pursuant to Section 9.1(a) shall be effected by a written instrument signed by the Purchaser, the Company, and any termination pursuant to Section 9.1(b)-(d) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

Section 9.2  Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.2, all obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of either party to another, except for the obligations set forth in Sections 5.9 (Confidentiality) and 10.4 (Fees and Expenses), provided, however, that the parties shall remain obligated for any breach of this Agreement; provided, further, however, that if this Agreement is terminated by a party because of the willful breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s willful failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired and such termination shall be without prejudice as to any rights the terminating party may have against any breaching party or otherwise.

ARTICLE X

MISCELLANEOUS

Section 10.1  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including fax, telecopy or similar writing) and shall be given,

if to the Purchaser:

Zone Mining Limited
111 Presidential Blvd., Suite 165
Bala Cynwyd, PA 19004
Attention: Chief Executive Officer
Telephone: (610) 771-0680

with a copy to:

Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071
Attention: Todd H. Greene
Telephone: (213) 680-6400
Telecopy: (213) 680-6499

if to the Member:

Jason W. Kincaid
11526 Sorrento Valley Rd. #A1
San Diego, CA 92121
Telephone: (858) 349-5959
Facsimile: (858) 792-1023

with a copy to:

Weitzen & Phillips LLP
12730 High Bluff Drive #200
San Diego, CA 92130
Attention: Eric I. Weitzen, Susan Phillips
Telephone (858) 793-0300
Fax (858) 793-0305

or to such other address or fax or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10.1. Each such notice, request or other communication shall be effective (a) if given by fax or telecopy, when such fax or telecopy is transmitted to the fax or telecopy number specified in this Section and the appropriate fax or telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next Business Day or (c) if delivered personally, when delivered at the address specified in this Section.

Section 10.2  Entire Agreement. This Agreement together with the Schedules and Exhibits attached hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter.

Section 10.3  Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Member and the Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4  Fees and Expenses. The Purchaser on the one hand, and the Member on the other hand, will be responsible for their own fees and expenses (including legal, due diligence, accounting, and investment banking fees and expenses) incurred in connection with the Agreement; provided, however, in the event that the Closing occurs, all of the out-of-pocket fees and expenses of the auditor, accounting firm or other third parties incurred in connection with the preparation of the Audited Financial Statements (including the fees and expenses of LJ Soldinger & Company and Elisco & O’Connell) shall be borne by the Purchaser (and in the event such fees and expenses have already been paid by the Seller or the Company prior to the Closing, the Purchaser shall promptly reimburse the Seller for such fees and expenses). Notwithstanding the foregoing, in the event the Closing and the transactions contemplated by this Agreement are not consummated, the Member shall reimburse the Purchaser for fifty percent (50%) of up to $100,000 of the Purchaser’s legal, due diligence, accounting, and investment banking fees and expenses, including within such fees and expenses all of the out-of-pocket fees and expenses of the auditor, accounting firm or other third parties incurred in connection with the preparation of the Audited Financial Statements (including the fees and expenses of LJ Soldinger & Company and Elisco & O’Connell) (it being understood that the obligations of the Member pursuant to this Section 10.4 shall not exceed $50,000); provided, however, in the event that the Closing does not occur as provided in Section 9.1(c), the Member shall not have any obligation to reimburse the Purchaser for its expenses as provided in this sentence.

Section 10.5  Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

Section 10.6  Dollar Amounts. All dollar amounts in this Agreement refer to United States Dollars.

Section 10.7  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to any lender as security for obligations thereto if requested by such lender.

Section 10.8  GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

Section 10.9  Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties only in any federal or state court located in Los Angeles, California and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any such Action proceeding may be served on any party anywhere in the world, whether within or without the State of California. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 11.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 10.10  Dispute Resolution. Except with respect to seeking injunctive or other equitable relief, no party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved by the parties through good faith negotiation within two weeks after a demand for direct negotiation, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified therein, including the Optional Appeal Procedure. A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the American Arbitration Association (“AAA”) following written request by any party hereto. Such arbitrators shall be a former or retired judge or justice of any California state or federal court with experience in complex litigation matters involving commercial transactions. If the parties hereto after notification of the other party(ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or AAA, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of AAA then in effect. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Los Angeles County, California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 10.10. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 10.10, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Los Angeles County Superior Court which shall be effective until a final decision is rendered by the Arbitrator. Notwithstanding anything in this Section 10.10 to the contrary, any dispute arising under Sections 2.4(b) shall be resolved as described therein.

Section 10.11  No Third-Party Beneficiaries. Except for the Purchaser Indemnitees and the Member Indemnitees, no provision is intended to benefit any Person other than the signatories to this Agreement nor shall any such provision be enforceable by any other Person.

Section 10.12  Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.13  Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14  Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE MEMBER:

	By:	/s/ Jason W. Kincaid
Name: Jason W. Kincaid

THE PURCHASER:	ZONE MINING LIMITED

	By:	/s/ James G. Clark
Name: James G. Clark Title: Chief Executive Officer